Exhibit 10.19

Execution Version

STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

by and among

Funds and Accounts Advised by MORGAN STANLEY INVESTMENT MANAGEMENT, INC.

Funds affiliated with SEQUOIA HERITAGE

HS SPINCO, INC.

and

HENRY SCHEIN, INC.

Dated as of December 25, 2018

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-ii-

EXHIBITS

Exhibit A	Form of Tax Certification

Exhibit B	Purchaser Schedule

Exhibit C	Form of Registration Rights Agreement

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STOCK SUBSCRIPTION AND PURCHASE AGREEMENT

This STOCK SUBSCRIPTION AND PURCHASE AGREEMENT, dated as of December 25, 2018 (this “Agreement”), is entered into by and among Henry Schein, Inc., a Delaware corporation (“Henry Schein”), HS Spinco, Inc., a Delaware corporation and a wholly-owned direct Subsidiary of Henry Schein (“Spinco”), certain funds and accounts advised by Morgan Stanley Investment Management, Inc. (“MSIM”), listed on Exhibit B hereto (each an “MSIM Purchaser” or “X Purchaser” and, collectively, the “MSIM Purchasers” or “X Purchasers”), and the funds affiliated with Sequoia Heritage, listed on Exhibit B hereto (each, a “Sequoia Purchaser” or “Y Purchaser” and, collectively, the “Sequoia Purchasers” or “Y Purchasers,” and together with the MSIM Purchasers, the “Purchasers” and each a “Purchaser,” and the Purchasers, together with Henry Schein and Spinco, the “Parties” and each, a “Party”).

W I T N E S E T H

WHEREAS, Henry Schein, directly and indirectly through its Subsidiaries, is engaged in the Spinco Business (as such term, and each other capitalized term used and not defined herein, is defined in Article I hereof); and

WHEREAS, Henry Schein has entered into the Distribution Agreement whereby, on or prior to the Separation Date, and subject to the terms and conditions set forth in the Distribution Agreement, (i) Henry Schein will consummate the Harbor Contribution and the other contributions to Spinco contemplated in the Restructuring, (ii) in exchange for the contribution to Spinco, directly or indirectly, of all of the issued and outstanding capital stock and other equity securities of the Spinco Subsidiaries, Spinco will issue to Henry Schein shares of Spinco Common Stock and pay to Henry Schein the Special Dividend and the Additional Special Dividend (if applicable), (iii) members of the Spinco Group will pay to members of the Harbor Group the Intercompany Debt Repayment, and (iv) prior to the Effective Time on the Closing Date, Henry Schein will distribute to the Henry Schein Stockholders as of the Record Date all of the issued and outstanding shares of Spinco Common Stock it then holds, as provided for in the Distribution Agreement (the “Distribution” and together with the Restructuring, the “Separation”); and

WHEREAS, Henry Schein has also entered into the Merger Agreement whereby, following the Separation and at the Effective Time on the Closing Date, and subject to the terms and conditions set forth in the Merger Agreement, (i) Merger Sub will be merged with and into Voyager (the “Merger”) with Voyager surviving the Merger as a direct, wholly-owned Subsidiary of Spinco, in accordance with the Delaware General Corporation Law and upon the terms set forth in the Merger Agreement, and (ii) each share of Voyager Capital Stock issued and outstanding immediately prior to the Effective Time (subject to certain exceptions set forth in the Merger Agreement) will be automatically converted into the right to receive the Per Share Merger Consideration; and

WHEREAS, on even date herewith, Spinco and the X Purchasers and Y Purchasers have entered into a Registration Rights Agreement, substantially in the form of Exhibit C; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, the transactions contemplated by the applicable Transaction Agreements qualify for Tax-Free Status, and the Transaction contemplated by this Agreement does not adversely affect such Tax-Free Status; and

WHEREAS, as of the date hereof, Henry Schein owns all of the issued and outstanding shares of common stock, par value $0.01 per share (“Spinco Common Stock”), of Spinco; and

WHEREAS, Spinco wishes to issue to each Purchaser, as applicable, and each Purchaser wishes to subscribe for and purchase from Spinco, immediately prior to the Distribution, the Shares (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Article I

DEFINED TERMS

Section 1.1    Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined). Capitalized terms used but not otherwise defined in this Agreement shall have the meaning ascribed to them in the Merger Agreement or in the Distribution Agreement, as applicable.

“10-Q Filing Date” shall have the meaning set forth in Section 2.3(a)(i).

“Action” shall mean any demand, action, claim, charge, grievance, complaint, arbitration, mediation, proceeding, inquiry, review, audit, hearing, investigation, litigation, suit or countersuit of any nature, whether civil, criminal, administrative, investigative, regulatory or informal, commenced, brought or heard by or before any Governmental Authority.

“Additional Special Dividend” shall have the meaning set forth in the Distribution Agreement.

“Affiliate” shall mean a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, a specified Person as of the date on which, or at any time during the period for which, the determination of affiliation is being made. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Base Purchase Price” shall mean the product of (i) $414,000,000 multiplied by (ii) (A) the Share Percentage divided by (B) 11.0%.

“Business Day” shall have the meaning set forth in the Distribution Agreement.

“Cleary Gottlieb” shall mean Cleary Gottlieb Steen & Hamilton LLP.

“Closing” shall have the meaning set forth in Section 2.2 hereof.

“Closing Date” shall have the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Confidentiality Agreements” means, collectively, the MSIM Confidentiality Agreement and the Sequoia Confidentiality Agreement.

“Contract” shall mean any written agreement, arrangement, authorization, sale order, purchase order, open bid, commitment, contract, indenture, mortgage, note, bond, instrument, evidence of indebtedness, real estate or other lease, loan, license, obligation, restriction, memorandum of understanding, letter of intent, covenant, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business, in each case, whether express or implied, including all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Distribution” shall have the meaning set forth in the recitals hereof.

“Distribution Agreement” shall mean the Contribution and Distribution Agreement, dated as of April 20, 2018, by and among Henry Schein, Spinco, Voyager and the Voyager Stockholders’ Representative, as amended.

“Distribution Date” shall mean the date that the Distribution shall become effective.

“Distribution Time” shall mean the time established by Henry Schein as the effective time of the Distribution on the Distribution Date.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” shall mean the Employee Matters Agreement by and among Henry Schein, Spinco and Voyager, dated as of April 20, 2018.

“Encumbrances” shall mean all liens (statutory or otherwise), security interests, hypothecations, preferences, priorities, easements, pledges, bailments (in the nature of a pledge or for purposes of security), mortgages, deeds of trusts, covenants, grants of power to confess judgment, charges (including any conditional sale or other title retention agreement or lease in the nature thereof), options, encumbrances or other restrictions of any kind, including restrictions on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership, and all other similar rights of third parties, of any kind or nature.

“Exchange” shall have the meaning set forth in the Merger Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excess Share Provision” shall mean certain provisions to be set forth in Spinco’s Certificate of Incorporation imposing certain restrictions on the beneficial ownership of Spinco’s shares, and all related requirements and provisions.

“GAAP” shall mean United States generally accepted accounting principles.

“Governmental Authority” shall mean any foreign, federal, state or local court, administrative agency, official board, bureau, governmental or quasi-governmental entities having competent jurisdiction over Henry Schein or Purchasers or any of their respective Subsidiaries and any other tribunal or commission or other governmental department, authority or instrumentality or any subdivision, agency, mediator, commission or authority of competent jurisdiction.

“Harbor Contribution” shall have the meaning set forth in the Distribution Agreement.

“Harbor Group” shall have the meaning set forth in the Distribution Agreement.

“Harbor/Spinco Disclosure Schedules” shall mean the disclosure schedules delivered by Henry Schein and Spinco to Voyager concurrently and in connection with the execution of the Merger Agreement.

“Henry Schein” shall have the meaning set forth in the preamble hereof.

“Henry Schein Common Stock” shall mean the outstanding shares of common stock, par value $0.01 per share, of Henry Schein.

“Henry Schein Disclosure Schedules” shall mean the disclosure schedules delivered by Henry Schein to Purchasers concurrently herewith.

“Henry Schein Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to (x) the Spinco Business or the Spinco Entities, or the financial condition or results of operations of the Spinco Business, taken as a whole, or (y) the ability of Henry Schein or Spinco to consummate the Transaction and to perform its obligations under this Agreement; provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Henry Schein Material Adverse Effect: any adverse effect, change or circumstance, individually or in the aggregate, arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to the Spinco Business, and matters generally affecting the industries in which the Spinco Business operates, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) changes in financial, banking or securities markets, including changes in interest or exchange rates, in each case, in the U.S. or elsewhere in the world, (iv) changes in GAAP (or interpretations thereof), (v) changes in any Laws (or interpretations thereof), (vi) any hurricane, flood, tornado, earthquake or other natural disaster and (vii) the negotiation or execution of this Agreement, any actions that are required to be taken or required not to be taken by this Agreement, or the pendency or announcement of the Transaction (except that this clause (vii) shall not apply with respect to the representations and warranties in Section 3.3); provided, that, in the case of clauses (i), (ii), (iii), (iv), (v) and (vi), such effects, changes or circumstances shall be taken into account in determining whether a Henry Schein Material Adverse Effect exists or would reasonably be expected to exist, solely to the extent that the Spinco Business, the Spinco Entities or Henry Schein or any of Henry Schein’s Subsidiaries with respect to the Spinco Business are disproportionately affected thereby compared to other participants operating comparable businesses in the industries in which the Spinco Business is operated.

“Henry Schein Stockholders” shall mean the holders of the Henry Schein Common Stock.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Party” shall have the meaning set forth in Section 9.2 hereof.

“Indemnifying Party” shall have the meaning set forth in Section 9.2 hereof.

“Intercompany Debt Repayment” shall have the meaning set forth in the Merger Agreement.

“IRS” shall mean the U.S. Internal Revenue Service or any successor thereto, including, but not limited to its agents, representatives, and attorneys acting in their official capacity.

“JV Minority Shareholders” means each Person that owns equity interests in any of the Spinco Subsidiaries other than Henry Schein or any member of the Harbor Group.

“Law” shall mean any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, Order, injunction, decree, arbitration award, agency requirement, license, treaty or permit of any Governmental Authority.

“Liability” or “Liabilities” shall mean all debts, liabilities, obligations, losses, interest and penalties of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“License” shall mean any license, ordinance, authorization, permit, certificate, right, easement, variance, exemption, consent, franchise or approval from any Governmental Authority, domestic or foreign.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable and documented attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include incidental, consequential, special, indirect, exemplary, punitive damages or loss of benefit of the bargain, regardless of whether the possibility thereof was disclosed to a Party or could have been reasonably foreseen by such Party or any damages or loss based upon any multiple; it being understood, however, that any Loss shall be calculated without duplication of indemnification of any other indemnified Loss; provided, further, that “Losses” shall not include any Losses suffered by any Purchaser to the extent in its capacity as a stockholder of Spinco.

“Merger” shall have the meaning set forth in the recitals hereof.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of April 20, 2018, by and among Henry Schein, Spinco, HS Merger Sub, Inc., Voyager and the Voyager Stockholders’ Representative, as amended.

“Merger Sub” shall mean HS Merger Sub, Inc., a Delaware corporation and a direct, wholly-owned Subsidiary of Spinco.

“Merger Tax Opinion” shall have the meaning set forth in the Merger Agreement.

“MSIM Confidentiality Agreement” shall mean the Non-Disclosure Agreement by and between Henry Schein and MSIM, dated as of May 4, 2018.

“MSIM Disclosure Schedules” shall mean the disclosure schedules delivered by the MSIM Purchasers to Henry Schein concurrently herewith.

“MSIM Net Debt Discrepancy Amount” shall mean (1) the Net Debt Discrepancy Amount minus (2) the Sequoia Net Debt Discrepancy Amount.

“MSIM Payment” shall mean an amount equal to (i) the Base Purchase Price minus (ii) the Sequoia Payment.

“MSIM RCF Excess Amount” shall mean (1) the RCF Excess Amount minus (2) the Sequoia RCF Excess Amount.

“MSIM Shares” shall mean a number of shares of Spinco Common Stock equal to (i) the number of Shares minus (ii) the number of Sequoia Shares.

“Net Debt Amount” shall mean an amount, which may be positive or negative, equal to (1) the Share Percentage multiplied by
(2)(A) the Spinco Combined Company Closing Date Net Debt minus (B) the Spinco Target Net Debt.

“Net Debt Adjustment Notice” shall have the meaning set forth in Section 2.3(b)(i) hereof.

“Net Debt Discrepancy Amount” shall mean an amount, which may be positive or negative, equal to (x)(1) the Share Percentage multiplied by (2) (a) the Spinco Net Debt Adjustment determined pursuant to the Distribution Agreement plus (b) the Voyager Net Debt Adjustment determined pursuant to the Merger Agreement minus (y) the Net Debt Amount.

“Net Working Capital Excess” shall mean the greater of (i) zero (0) and (ii) the difference, which may be positive or negative, between (A) the Spinco Closing Date Working Capital and (B) $628,000,000.

“Order” shall mean any decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, settlement, ruling, restriction, charge or writ of any Governmental Authority, whether temporary, preliminary or permanent.

“Party” and “Parties” shall have the meanings set forth in the preamble hereof.

“Per Share Merger Consideration” shall have the meaning set forth in the Merger Agreement.

“Permitted Encumbrances” shall have the meaning set forth in Section 3.1(c) hereof.

“Person” or “person” shall mean a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity, including a Governmental Authority.

“Purchaser Indemnitee” shall have the meaning set forth in Section 9.1 hereof.

“Purchaser Material Adverse Effect” shall mean any effect, change or circumstance, individually or in the aggregate, that is, or would reasonably be expected to be, materially adverse to the ability of any Purchaser to consummate the Transaction and to perform its obligations under this Agreement.

“Record Date” shall have the meaning set forth in the Distribution Agreement

“Registration Statement” shall have the meaning set forth in Section 5.4(b) hereof.

“Representative” shall mean, with respect to any Person, any of such Person’s directors, managers or persons acting in a similar capacity with such Person’s approval on its behalf, officers, employees, agents, consultants, financial and other advisors, accountants, attorneys and other representatives.

“Restructuring” shall have the meaning set forth in the Distribution Agreement.

“RCF” means the revolving credit facility in the aggregate principal amount of up to $300,000,000, to be entered into by Spinco at or around the Effective Time on terms mutually acceptable to Spinco, Henry Schein and Voyager.

“RCF Net Draw” shall mean (1) the difference between (A) the aggregate amount drawn under the RCF (and not repaid) as of the RCF Measurement Date and (B) the aggregate amount of cash held by Spinco and its Subsidiaries as of the RCF Measurement Date minus (2) any amounts expended by Spinco or its Subsidiaries in connection with the acquisition of any business in whole or in part (including by means of merger, purchase of assets or purchase of equity securities) on or prior to the RCF Measurement Date minus (3) any cash amounts which the Board of Directors of Spinco has declared shall be distributed to holders of Spinco Common Stock as of any time following the Effective Time and on or prior the RCF Measurement Date minus (4) the lesser of (i) the Net Working Capital Excess and (ii) $51,500,000.

“RCF Excess Amount” shall mean the amount equal to (1) the Share Percentage multiplied by (2) the amount, if any, by which the RCF Net Draw exceeds $100,000,000.

“RCF Measurement Date” shall mean March 31, 2019.

“RCF Notice” shall have the meaning set forth in Section 2.3(a)(i) hereof.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the recitals hereof.

“Separation Date” shall mean the date and time that the Separation shall become effective.

“Sequoia Confidentiality Agreement” shall mean the Non-Disclosure Agreement by and between Henry Schein and SCHF (GPE), LLC, dated as of May 4, 2018.

“Sequoia Disclosure Schedules” shall mean the disclosure schedules delivered by the Sequoia Purchasers to Henry Schein concurrently herewith.

“Sequoia Net Debt Discrepancy Amount” shall mean the product, which may be a positive or negative number, of (i) the Sequoia Percentage multiplied by (ii) the Net Debt Discrepancy Amount.

“Sequoia Payment” shall mean an amount equal to $75,000,000.

“Sequoia Percentage” shall mean the following quotient expressed as a percentage: (i) $75,000,000 divided by (ii) the Base Purchase Price.

“Sequoia RCF Excess Amount” shall mean (1) the RCF Excess Amount multiplied by (2) the Sequoia Percentage.

“Sequoia Shares” shall mean the product of (i) the Sequoia Percentage multiplied by (ii) the Shares.

“Share Percentage” shall mean the lesser of

(i) the following quotient expressed as a percentage (A) the number of shares of Spinco Common Stock equal to 9.9% (or such other percentage as the parties may mutually agree in writing following the date hereof and at least 5 Business Days prior to Closing) of the issued and outstanding shares of Spinco Common Stock (after giving effect to the Merger and all relevant facts as of the Effective Time, and as determined in Spinco’s sole discretion) divided by (B) the number of shares of issued and outstanding Spinco Common Stock calculated on a fully-diluted basis after giving effect to the Merger, and

(ii) the following quotient expressed as a percentage: (A) the highest aggregate number of shares of Spinco Common Stock transferable to the Purchasers pursuant to this Agreement that would not cause the percentage of shares, as measured for purposes of Section 355(e) of the Code, of Spinco Common Stock held by the Henry Schein Stockholders at the Effective Time (after giving effect to the Merger, and all relevant facts as of the Effective Time, and as determined in Spinco’s sole discretion) to fall below 51.01%, divided by (B) the number of shares of issued and outstanding Spinco Common Stock calculated on a fully-diluted basis after giving effect to the Merger.

“Share Registration Statement Delivery Date” shall have the meaning set forth in Section 5.5(b) hereof.

“Shares” shall mean an aggregate number of shares of Spinco Common Stock equal to the product of (i) the Share Percentage multiplied by (ii) the number of shares of issued and outstanding Spinco Common Stock calculated on a fully-diluted basis and after giving effect to the Merger.

“Special Dividend” shall have the meaning set forth in the Distribution Agreement.

“Spinco” shall have the meaning set forth in the preamble hereof.

“Spinco Assets” shall have the meaning set forth in the Distribution Agreement.

“Spinco Business” shall mean the business of purchasing, marketing, promoting, advertising, selling, licensing, manufacturing, contract manufacturing and distributing veterinary practice management software, services and tools and veterinary supply services and products, including diagnostics, biologicals, pharmaceuticals, vaccines, parasiticides, instruments, equipment and supplies used for the maintenance, treatment and prevention of ailments of and diseases in animals, including companion pets, including equine, large and production animals, to veterinary practitioners, animal health clinics, animal shelters, veterinary industry service providers, resellers and animal or equine related practitioners, as conducted and operated by Henry Schein and its Subsidiaries at any time during the twelve (12) month period prior to the Closing.

“Spinco Combined Company Closing Date Net Debt” shall mean an amount (which may be negative), in each case, determined as of immediately following the Effective Time, equal to (i) the Indebtedness of Spinco and its Subsidiaries, less (ii) an amount equal to the Cash and Cash Equivalents of Spinco and its Subsidiaries; provided, that, as used within the definition of “Spinco Combined Company Closing Date Net Debt,” Indebtedness shall (1) include all Indebtedness represented by the Spinco Financing and (2) exclude all Indebtedness owed from Spinco or one of its Subsidiaries, on the one hand, to Spinco or one of its Subsidiaries, on the other hand.

“Spinco Entities” shall mean Spinco and each of the Spinco Subsidiaries.

“Spinco Equity Interests” shall have the meaning set forth in Section 3.4 hereof.

“Spinco Financial Statements” shall have the meaning set forth in Section 3.7 hereof.

“Spinco Financing” shall mean the debt financing to be incurred by Spinco as provided in the Merger Agreement.

“Spinco Group” shall have the meaning set forth in the Distribution Agreement.

“Spinco Liabilities” shall have the meaning set forth in the Distribution Agreement.

“Spinco Material Contract” shall have the meaning set forth in the Merger Agreement.

“Spinco Subsidiaries” shall mean the Subsidiaries of Henry Schein that will be contributed, directly or indirectly, to Spinco in connection with the Restructuring and the Harbor Contribution.

“Spinco Target Net Debt” shall mean $1,175,000,000.

“Spin-Off Tax Opinion” shall have the meaning set forth in the Merger Agreement.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, association, limited liability company, trust or other form of legal entity in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, has either (i) a majority ownership in (A) the equity or (B) the interest in the capital or profits thereof, (ii) the power to elect, or to direct the election of, a majority of the board of directors or other analogous governing body of such entity, or (iii) the title or function of general partner or manager, or the right to designate the Person having such title or function.

“Tax” or “Taxes” shall mean all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, escheat, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” shall mean any Governmental Authority, board, bureau, body, person, department or authority of any United States federal, state or local jurisdiction or any non-United States jurisdiction, having jurisdiction with respect to any Tax.

“Tax Contest” shall mean any audit, court or administrative proceeding, action, suit, investigation or other dispute or similar claim by a Governmental Authority with respect to any Tax.

“Tax Certification” shall mean a certification to be delivered by each Purchaser to Henry Schein, substantially in the form of Exhibit A hereto.

“Tax-Free Status” shall mean the qualification of (i) Henry Schein’s contribution of property to Spinco and Spinco’s assumption of certain liabilities, together with the Distribution, as a reorganization within the meaning of Section 368(a)(1)(D) of the Code, pursuant to which none of Spinco, Henry Schein or the Henry Schein Stockholders recognizes any gain or loss for U.S. federal income tax purposes, (ii) the Distribution as a tax-free distribution qualifying under Section 355 of the Code and that is not subject to tax pursuant to Section 355(d) or Section 355(e) of the Code, (iii) the application of Section 361(b)(1)(A) of the Code to the Special Dividend and the Additional Special Dividend (if any), (iv) the treatment of the Intercompany Debt Repayment for U.S. federal income tax purposes as a tax free repayment of debt owed by Spinco or its Subsidiaries to Henry Schein or Henry Schein’s Subsidiaries, (v) the Merger as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Code, and (vi) the application of Section 357(a) of the Code to the assumption of liabilities in the Spinco contribution and the Merger.

“Tax-Free Transaction Failure” shall mean the failure to qualify for the Tax-Free Status.

“Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Henry Schein, Spinco and Voyager, to be executed and delivered on or prior to the Closing Date.

“Termination Date” shall have the meaning set forth in Section 7.1(c) hereof.

“Third Party Claim” shall have the meaning set forth in Section 9.3 hereof.

“Transaction” shall mean the transaction contemplated by this Agreement.

“Transaction Agreements” shall mean, collectively, (a) the Distribution Agreement, (b) the Merger Agreement, (c) the Transition Services Agreement, (d) the Employee Matters Agreement, and (e) the Tax Matters Agreement.

“Transition Services Agreement” shall mean the Transition Services Agreement by and between Henry Schein and Spinco in a form to be mutually agreed by the parties to the Merger Agreement, and to be executed and delivered, on or prior to, the Effective Time.

“Voyager” shall mean Direct Vet Marketing, Inc., a Delaware corporation.

“Voyager Capital Stock” shall mean, collectively, (i) the common stock of Voyager, par value $0.001 per share, and (ii) each series of shares of Voyager preferred stock.

“Voyager Disclosure Schedules” shall mean the disclosure schedules delivered by Voyager to Henry Schein concurrently and in connection with the execution of the Merger Agreement.

“Voyager Stockholders’ Representative” shall mean Shareholder Representative Services LLC, a Colorado limited liability company.

Article II

SUBSCRIPTION AND PURCHASE

Section 2.1    Subscription and Purchase of the Shares.

(a)    On the terms and subject to the conditions set forth in this Agreement, at the Closing, Spinco shall issue, assign, transfer, convey and allot to each Purchaser, as applicable, and each Purchaser shall subscribe for, purchase, acquire and accept from Spinco, its respective portion of the Shares as set forth on Exhibit B hereto, free and clear of all Encumbrances other than Permitted Encumbrances, in consideration for payment of its respective portion of the Base Purchase Price.

(b)    The Parties agree that the Base Purchase Price and the Shares shall be allocated among the Purchasers as follows:

(i)    a portion of the Base Purchase Price equal to the Sequoia Payment shall be paid to Spinco by the Sequoia Purchasers, with each such Sequoia Purchaser paying the portion of the Sequoia Payment attributable to it as set forth on Exhibit B, in consideration for receipt by the Sequoia Purchasers of the Sequoia Shares; and

(ii)    a portion of the Base Purchase Price equal to the MSIM Payment shall be paid to Spinco by the MSIM Purchasers with each such MSIM Purchaser paying the portion of the MSIM Payment attributable to it as set forth on Exhibit B, in consideration for receipt by the MSIM Purchasers of the MSIM Shares.

(c)    The Parties agree that the obligations of the Purchasers hereunder are several and not joint. No Purchaser shall be required to purchase a number of Shares greater than the number calculated for such Purchaser pursuant hereto.

(d)    Notwithstanding anything to the contrary in this Agreement, no issuance, sale, assignment, transfer, conveyance or allotment of Shares shall be effected to the extent the effect of such issuance, sale, assignment, transfer, conveyance or allotment would reasonably be expected to result in the Henry Schein Stockholders owning less than 51.01% of Spinco Common Stock (after giving effect to the Merger, and as measured for purposes of Section 355(e) of the Code), on or after the Effective Time or otherwise cause a Tax-Free Transaction Failure. The Parties acknowledge that this Section 2.1(d) shall not modify any transaction pursuant to this Agreement after the Closing Date, and is intended solely to ensure that the calculation of the number of Shares to be issued, sold, assigned, transferred, conveyed or allotted to the Purchasers pursuant to this Agreement (i) operates as intended and preserves the Henry Schein Stockholders’ ownership of 51.01% of Spinco Common Stock (after giving effect to the Merger, and as measured for purposes of Section 355(e) of the Code) on and after the Effective Time and (ii) does not cause a Tax-Free Transaction Failure (in each case, taking into account all relevant facts as of the Closing Date).

Section 2.2    Closing.

(a)    Unless the Transaction shall have been abandoned and this Agreement terminated pursuant to Section 7.1, the closing of the Transaction (the “Closing”) will take place at 10:00 a.m., New York time, on (i) the Distribution Date immediately prior to the Distribution or (ii) such other date or place as is agreed to in writing by the Parties (the “Closing Date”). The Closing shall take place at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

(b)    At the Closing:

(i)    each Purchaser shall deliver to Spinco:

(A)    its respective portion (as determined pursuant to Section 2.1(b)) of the Base Purchase Price by wire transfer of immediately available funds to an account of Spinco designated in writing by Henry Schein or Spinco to Purchasers on the Closing Date; and

(B)    the certificate contemplated by Section 6.2(b) and Section 6.2(c).

(ii)    Henry Schein or Spinco, as applicable, shall issue or deliver, or cause to be delivered to each Purchaser (or its designee):

(A)    stock certificates evidencing the Shares or the Shares in book-entry form, free and clear of all Encumbrances other than Permitted Encumbrances, in the names of the Purchasers (or their designees); and

(B)    the certificate contemplated by Section 6.3(b).

Section 2.3    Post-Closing Adjustments.

(a)    Post-Closing RCF Excess Amount Adjustment

(i)    On the date of the filing of the Spinco Form 10-Q in respect of the calendar quarter ending March 31, 2019 (the “10-Q Filing Date”), Spinco shall cause to be prepared and delivered to each of Henry Schein, on the one hand, and the Sequoia Purchasers and the MSIM Purchasers, on the other hand, a written report (each, an “RCF Notice”) setting forth in reasonable detail Spinco’s calculation of the RCF Net Draw and, if applicable, the RCF Excess Amount.

(ii)    During the ten (10) Business Day period following the 10-Q Filing Date, Spinco shall give each of Henry Schein and its Representatives, on the one hand, and the Sequoia Purchasers and the MSIM Purchasers and their respective Representatives, on the other hand, access at all reasonable times and on reasonable advance notice to those books, records and working papers of Spinco applicable to the calculation of the RCF Net Draw and, if applicable, the RCF Excess Amount, to the extent reasonably required to permit each of Henry Schein, the Sequoia Purchasers and the MSIM Purchasers to evaluate the amounts and calculations set forth in each RCF Notice. Henry Schein (on the one hand) and the Sequoia Purchasers and the MSIM Purchasers (on the other hand) shall negotiate in good faith to resolve any disputes over, and agree upon, the RCF Excess Amount, if any, during the twenty (20) day period following the 10-Q Filing Date.

(iii)    Following the final determination of the RCF Excess Amount in accordance with this Section 2.3(a), Henry Schein shall pay in cash to each Sequoia Purchaser its respective pro rata portion of the Sequoia RCF Excess Amount (in proportion to the portion of the Sequoia Payment attributable to it as set forth on Exhibit B) and to each MSIM Purchaser its respective pro rata portion of the MSIM RCF Excess Amount (in proportion to the portion of the MSIM Payment attributable to it as set forth on Exhibit B); provided, that the Parties acknowledge and agree that if the RCF Excess Amount is equal to zero (0) no amounts shall be payable by Henry Schein pursuant to this Section 2.3(a).

(iv)    Any amount payable pursuant to Section 2.3(a)(iii) shall be made by Henry Schein via wire transfer of immediately available funds within five (5) Business Days after the date of final determination of the RCF Excess Amount to an account of (i) each Sequoia Purchaser and (ii) each MSIM Purchaser designated in writing by each Sequoia Purchaser and each MSIM Purchaser, as applicable, to Henry Schein on the Closing Date.

(b)    Post-Closing Net Debt Adjustment.

(i)    Upon the later of (A) the 10-Q Filing Date and (B) three (3) Business Days following the later of the date of final determination of (1) the Final Closing Statement pursuant to Section 5.1 of the Distribution Agreement and (2) the Final Closing Statement pursuant to Section 3.1 of the Merger Agreement, Spinco shall cause to be prepared and delivered to each of Henry Schein, on the one hand, and the Sequoia Purchasers and the MSIM Purchasers, on the other hand, a written report (each, a “Net Debt Adjustment Notice”) setting forth in reasonable detail Spinco’s calculation of (x) the Spinco Combined Company Closing Date Net Debt and the Net Debt Amount pursuant to this Agreement and (y) if applicable, the Net Debt Discrepancy Amount.

(ii)    During the ten (10) Business Day period following the delivery of the Net Debt Adjustment Notice, Spinco shall give each of Henry Schein and its Representatives, on the one hand, and the Sequoia Purchasers and the MSIM Purchasers and their respective Representatives, on the other hand, access at all reasonable times and on reasonable advance notice to those books, records and working papers of Spinco applicable to the calculation of the Spinco Combined Company Closing Date Net Debt and the Net Debt Amount pursuant to this Agreement and, if applicable, the Net Debt Discrepancy Amount, to the extent reasonably required to permit each of Henry Schein, the Sequoia Purchasers and MSIM Purchasers to evaluate the amounts and calculations set forth in each Net Debt Adjustment Notice. Henry Schein (on the one hand) and the Sequoia Purchasers and MSIM Purchasers (on the other hand) shall negotiate in good faith to resolve any disputes over, and agree upon, the Net Debt Amount and Net Debt Discrepancy Amount (if any) during the thirty (30) day period following each Party’s receipt of each Net Debt Adjustment Notice.

(iii)    Following the final determination of the Net Debt Amount and the Net Debt Discrepancy Amount (if any) in accordance with this Section 2.3(b), the following payments (if any) shall be made in accordance with Section 2.3(b)(iv):

(A)    if the Net Debt Discrepancy Amount is positive, (x) each Sequoia Purchaser shall pay to Henry Schein its pro rata portion of the Sequoia Net Debt Discrepancy Amount (in proportion to the portion of the Sequoia Payment attributable to it as set forth on Exhibit B) and (y) each MSIM Purchaser shall pay to Henry Schein its pro rata portion of the MSIM Net Debt Discrepancy Amount (in proportion to the portion of the MSIM Payment attributable to it as set forth on Exhibit B);

(B)    if the Net Debt Discrepancy Amount is negative, Henry Schein shall pay (x) to each Sequoia Purchaser its pro rata portion of the absolute value of the Sequoia Net Debt Discrepancy Amount (in proportion to the portion of the Sequoia Payment attributable to it as set forth on Exhibit B) and (y) to each MSIM Purchaser its pro rata portion of the absolute value of the MSIM Net Debt Discrepancy Amount (in proportion to the portion of the MSIM Payment attributable to it as set forth on Exhibit B); and

(C)    if the Net Debt Discrepancy Amount is equal to zero (0), no amounts shall be due or payable by any Party pursuant to this Section 2.3(b).

(iv)    Any amount payable pursuant to this Section 2.3(b) shall be made via wire transfer of immediately available funds within five (5) Business Days after the date of final determination of the Net Debt Discrepancy Amount to an account of (i) Henry Schein (in the case of a payment pursuant to Section 2.3(b)(iii)(A)) or (ii) each Sequoia Purchaser and each MSIM Purchaser (in the case of a payment pursuant to Section 2.3(b)(iii)(B)), designated in writing, as applicable, by Henry Schein, each Sequoia Purchaser and each MSIM Purchaser to the other Parties on the Closing Date.

(c)    Any payment (or portion thereof) pursuant to this Section 2.3 shall be treated as an adjustment to the Base Purchase Price (and, accordingly, as a corresponding adjustment to the Intercompany Debt Repayment, Special Dividend and/or the Additional Special Dividend (if applicable) for Tax purposes), to the extent permitted by applicable Law.

Section 2.4    Legends.

(a)    All of the Shares shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated Shares) referencing restrictions on transfer of such Shares under the Securities Act which legend shall state in substance:

“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act.”

(b)    Notwithstanding Section 2.4(a), the holder of any Shares shall be entitled to receive from Spinco new stock certificates or shares in book-entry form for a like number of shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder (i) at such time as such restrictions are no longer applicable, and (ii) if reasonably required by Spinco, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to Spinco, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

Section 2.5    Tax Treatment. The Parties agree that, for U.S. federal income tax purposes, the issuance, assignment, transfer, conveyance or allotment of Shares pursuant to this Agreement shall be treated as a primary issuance by Spinco to the relevant Purchasers of an amount of Spinco Common Stock constituting the number of Shares to be acquired by the relevant Purchasers in exchange for the Base Purchase Price (as adjusted by the Net Debt Discrepancy Amount as may be applicable). The Purchasers agree to not take any position inconsistent with such treatment for U.S federal income tax purposes.

Article III

REPRESENTATIONS AND WARRANTIES OF HENRY SCHEIN AND SPINCO

Except as set forth in the correspondingly numbered Sections of the Henry Schein Disclosure Schedules, it being understood and agreed that each disclosure set forth in the Henry Schein Disclosure Schedules shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made (without reference to any additional information, investigation, or documentation), each of Henry Schein and Spinco, as applicable, hereby represents and warrants to Purchasers as follows:

Section 3.1    Due Organization, Good Standing, Corporate Power and Subsidiaries.

(a)    Each of Henry Schein and Spinco is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Henry Schein and its Subsidiaries have all requisite corporate power and authority to own, lease and operate their properties and assets that will be contributed to Spinco and the Spinco Subsidiaries pursuant to the Distribution Agreement and to carry on the Spinco Business as it is now being conducted. Each of Henry Schein and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated by the Spinco Business that will be contributed to Spinco and the Spinco Subsidiaries pursuant to the Distribution Agreement or in which the nature of the Spinco Business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Henry Schein Material Adverse Effect.

(b)    All of the outstanding shares of capital stock of, or other equity interests in, each Spinco Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and are owned directly or indirectly by Spinco, free and clear of all liens other than pursuant to the Spinco Financing.

(c)    Henry Schein is the beneficial and record owner of, and has good and valid title to, the shares of Spinco Common Stock issued and outstanding as of the date hereof. Upon consummation of the Transaction, each Purchaser will have good and valid title to the portion of the Shares acquired by it pursuant to Section 2.1, free and clear of all Encumbrances, other than any Encumbrances (x) imposed or created by the ownership by such Purchaser or its Affiliates or (y) arising under securities laws (such Encumbrances, “Permitted Encumbrances”).

Section 3.2    Authorization and Validity of Agreement. Each of Henry Schein and Spinco has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by each of Henry Schein and Spinco, and the consummation by Henry Schein and Spinco of the Transaction, have been duly and validly authorized by all requisite corporate or other action on the part of Henry Schein and Spinco, and no other corporate or other action on the part of Henry Schein or Spinco is necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the Transaction. This Agreement has been duly and validly executed and delivered by each of Henry Schein and Spinco, as applicable, and, assuming due and valid authorization, execution and delivery hereof by each of the Purchasers, this Agreement is a legal, valid and binding obligation of each of Henry Schein and Spinco enforceable against each of Henry Schein and Spinco in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.3    No Violation. Assuming (a) the approvals set forth in Section 3.3 of the Henry Schein Disclosure Schedules have been obtained, (b) the requirements under any applicable state securities or blue sky Laws are met, and (c) the requirements of the Exchange are met, the execution, delivery and performance of this Agreement by Henry Schein and Spinco, as applicable, and the consummation by Henry Schein and Spinco of the Transaction, do not and will not: (w) violate, conflict with or result in a breach of any provision of their respective certificates of incorporation or bylaws; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to Henry Schein or any Spinco Entity; (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority, the failure of which to file or receive would be material; or (z) result in a violation or breach of, constitute (with or without due notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration, or result in the creation of any Encumbrance upon any of the properties, assets, or capital stock of Henry Schein or any of its Subsidiaries that will be contributed to the Spinco Entities pursuant to the Distribution Agreement or give rise to any obligation, right of termination, cancellation, acceleration or increase of any obligation or a loss of a benefit under, any of the terms, conditions or provisions of any Spinco Material Contract to which Henry Schein or its Subsidiaries is a party that will be contributed to the Spinco Entities pursuant to the Distribution Agreement, or by which the Spinco Entities or the properties or assets that will be contributed to the Spinco Entities pursuant to the Distribution Agreement may be bound, excluding in the case of clause (z) above, conflicts, violations, breaches, defaults, rights of payment and reimbursement, terminations, modifications, accelerations and creations and impositions of Encumbrances which have not had or would not reasonably be expected to have, individually or in the aggregate, a Henry Schein Material Adverse Effect.

Section 3.4    Capitalization. As of the date hereof, the authorized capital stock of Spinco consists solely of one hundred (100) shares of capital stock, all of which shares are classified and designated as Spinco Common Stock. Other than as contemplated by the transactions pursuant to the Transaction Agreements or pursuant to this Transaction, no additional shares of Spinco Common Stock will be issued prior to the Closing. As of the date hereof, one hundred (100) shares of Spinco Common Stock are issued and outstanding and owned by Henry Schein. All of the issued and outstanding shares of Spinco Common Stock have been duly authorized and validly issued and are fully paid and non-assessable. Except for shares issuable pursuant to this Agreement, the Transaction Agreements and other than any put, call, preemptive, tag-along or drag-along or other similar rights, held by any JV Minority Shareholders, (i) there are no outstanding options, warrants, rights, calls, subscriptions, claims of any character, agreements, obligations, convertible or exchangeable securities, or other commitments, contingent or otherwise, relating to Spinco Common Stock or any capital stock equivalent or other nominal interest in Spinco or any material Spinco Subsidiary (“Spinco Equity Interests”) pursuant to which Spinco or any material Spinco Subsidiary is or may become obligated to issue shares of its capital stock or other equity interests or any securities convertible into or exchangeable for, or evidencing the right to subscribe for any Spinco Equity Interests and (ii) there are no outstanding obligations of Spinco to repurchase, redeem or otherwise acquire any outstanding securities of Spinco Equity Interests. Except pursuant to this Agreement, the Transaction Agreements and any equity incentive plan of Spinco or its Subsidiaries, immediately following the Distribution there will be no Contracts or commitments to which Spinco is a party relating to the issuance, sale, transfer or voting of any equity securities or other securities of Spinco.

Section 3.5    Status of New Spinco Common Stock. The Spinco Common Stock comprising the Shares shall have been duly authorized by all necessary corporate action on the part of Henry Schein and Spinco and such Spinco Common Stock shall have been validly issued and, assuming the payment therefore has been made, will be fully paid and non-assessable, and the issuance of such Spinco Common Stock will not be subject to preemptive rights.

Section 3.6    Operations of Spinco. As of the date hereof, Spinco is a direct, wholly-owned Subsidiary of Henry Schein and, other than with respect to any shares of Spinco Common Stock issued, sold or otherwise transferred to a JV Minority Shareholder in accordance with the Distribution Agreement and to the Purchasers pursuant to the Transaction, shall remain a direct, wholly-owned Subsidiary of Henry Schein until the consummation of the Distribution.

Section 3.7    Spinco Financials. Henry Schein and its Subsidiaries have delivered to each Purchaser the combined, unaudited financial statements of the Spinco Business (including balance sheet, income statement and statement of cash flows) as of June 30, 2018 and for the six-month period ended June 30, 2018 (collectively, the “Spinco Financial Statements”). The Spinco Financial Statements have been prepared in accordance with GAAP (on a carve-out basis) applied on a consistent basis throughout the periods indicated, except that the unaudited Spinco Financial Statements may not contain all footnotes required by GAAP, and on that basis the Spinco Financial Statements fairly present in all material respects the financial position and results of operations of the Spinco Business as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Spinco Financial Statements to normal year-end audit adjustments.

Section 3.8    Absence of Certain Changes or Events. Except (a) as specifically contemplated or permitted by this Agreement or the Transaction Agreements and (b) as set forth in the Spinco Financial Statements, since June 30, 2018 and through the date hereof, (i) the Spinco Business has been conducted, in all material respects, in the ordinary course consistent with past practice, and (ii) there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Henry Schein Material Adverse Effect.

Section 3.9    No Voyager Material Adverse Effect. Since April 20, 2018 and through the date hereof, to Henry Schein’s knowledge, there has not been any event (including any damage, destruction or loss, whether or not covered by insurance) that has had or would reasonably be expected to have, individually or in the aggregate, a Voyager Material Adverse Effect.

Section 3.10    Brokers or Finders. Except as set forth in Section 3.10 of the Henry Schein Disclosure Schedules, neither Henry Schein nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the Transaction who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction, other than any such fee or commission, and any costs or expenses incurred in connection therewith that shall be borne solely by Henry Schein.

Section 3.11    Representations in Article IV of the Merger Agreement. Spinco hereby represents and warrants that each of the representations and warranties set forth in Article IV of the Merger Agreement is true and correct as of April 20, 2018, subject to (i) the limitations and qualifications set forth therein and (ii) the limitations, qualifications and disclosures contained in the Harbor/Spinco Disclosure Schedules. Spinco has no actual knowledge (without any additional investigation) that any such representation or warranty is untrue or incorrect as of the date hereof, other than as would not be material to Spinco and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 3.12    Representations in Article V of the Merger Agreement. Spinco hereby represents and warrants that each of the representations and warranties set forth in Article V of the Merger Agreement is true and correct as of April 20, 2018, subject to (i) the limitations and qualifications set forth therein and (ii) the limitations, qualifications and disclosures contained in the Voyager Disclosure Schedules. Spinco has no actual knowledge (without any additional investigation) that any such representation or warranty is untrue or incorrect as of the date hereof, other than as would not be material to Spinco and its Subsidiaries, taken as a whole, after giving effect to the Merger.

Section 3.13    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Henry Schein Disclosure Schedules), none of Henry Schein, its Subsidiaries, any of the Spinco Entities nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Henry Schein, its Subsidiaries or any of the Spinco Entities or Voyager or any of its Subsidiaries, including any representation or warranty as to the accuracy or completeness of any information regarding the Spinco Business, the Spinco Assets or Voyager furnished or made available to Purchasers and their respective Representatives (including any information, documents or material made available to Purchasers, management presentations or in any other form in expectation of the transactions contemplated hereby or by the Transaction Agreements) or as to the future revenue, profitability or success of the Spinco Business or Voyager, or any representation or warranty arising from statute or otherwise in law.

Article IV

REPRESENTATIONS AND WARRANTIES OF PURCHASERS

Except as set forth in the correspondingly numbered Sections of the Sequoia Disclosure Schedules or the MSIM Disclosure Schedules, as applicable, it being understood and agreed that each disclosure set forth in the Sequoia Disclosure Schedules or the MSIM Disclosure Schedules, as applicable, shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is readily apparent from the text of the disclosure made (without reference to any additional information, investigation, or documentation), each Purchaser, on a several and not joint basis, hereby represents and warrants to Henry Schein and Spinco as follows:

Section 4.1    Due Organization, Good Standing, Corporate Power and Subsidiaries. Such Purchaser is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Such Purchaser has all requisite corporate or limited liability company power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Such Purchaser is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the property owned, leased or operated or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Purchaser Material Adverse Effect. Such Purchaser is advised by MSIM.

Section 4.2    Authorization and Validity of Agreement. Such Purchaser has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transaction. The execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the Transaction, have been duly and validly authorized and approved by all requisite corporate or other similar action on the part of such Purchaser, and no other corporate or other action on the part of such Purchaser is necessary to authorize the execution, delivery and performance of this Agreement. This Agreement has been duly and validly executed and delivered by such Purchaser or its authorized representative and, assuming due and valid authorization, execution and delivery hereof by Henry Schein and Spinco, this Agreement is a legal, valid and binding obligation of such Purchaser enforceable against such Purchaser in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereinafter in effect, affecting the enforcement of creditors’ rights generally and by general equitable principles.

Section 4.3    No Violation. Assuming (a) the requisite corporate or other similar internal approvals of the Purchasers have been obtained, (b) the requirements under any applicable state securities or blue sky Laws are met, and (c) the requirements of the Exchange are met, the execution, delivery and performance of this Agreement by such Purchaser and the consummation by such Purchaser of the Transaction, do not and will not: (w) violate, conflict with or result in a breach of any provision of its certificate of formation or incorporation, bylaws, limited liability company operating agreements or other similar organizational documents; (x) violate or conflict in any material respect with any Law or Order of any Governmental Authority applicable to such Purchaser; or (y) require any filing with, or License, consent or approval of, or the giving of any notice to, any Governmental Authority, the failure of which to file or receive would be material.

Section 4.4    Actions. As of the date hereof, (a) there is no pending Action and, to the knowledge of such Purchaser, no Person has threatened to commence any Action against such Purchaser or any of its Subsidiaries that challenges, or that would reasonably be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction, and (b) there is no Order applicable to such Purchaser or the assets, or operation of the business, of such Purchaser that would have the effect of preventing, delaying, making illegal or otherwise interfering with, the Transaction.

Section 4.5    Sufficiency of Funds; Solvency.

(a)    Such Purchaser has and will have on the Closing Date sufficient funds available to consummate the Transaction, including to pay the portion of the Base Purchase Price and the Net Debt Discrepancy Amount, if any, payable by it and the fees and expenses of such Purchaser related to the Transaction.

(b)    Immediately after giving effect to the Transaction, such Purchaser shall be solvent and shall (i) be able to pay its debts as they become due, (ii) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) and (iii) have adequate capital to carry on its business. Such Purchaser acknowledges that, in connection with the Transaction, (A) no transfer of property is being made and no obligation is being incurred with the intent to hinder, delay or defraud either present or future creditors of such Purchaser or Henry Schein, and (B) such Purchaser has not incurred, and does not plan to incur, debts beyond its ability to pay as they become absolute and matured.

Section 4.6    Investment Purpose. Such Purchaser is acquiring its portion of the Shares for its own account for investment purposes only, not as a nominee or agent, and not with a view to (or for) resale in connection with any public sale or distribution thereof. Such Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to the Person, with respect to its portion of the Shares. Such Purchaser acknowledges that the Shares are not registered under the Securities Act or any state securities laws, and that the Shares may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. Such Purchaser qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act, and represents that it is a sophisticated party and has sufficient experience and expertise as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and has sufficient knowledge and experience in financial or business matters, to evaluate, and is fully informed as to, the risks of the Transaction and ownership of the Shares, and such Purchaser has been adequately represented by counsel. Such Purchaser acknowledges that Henry Schein has given such Purchaser and its Representatives the opportunity to ask questions of Henry Schein, and to acquire such additional information regarding the Spinco Business as such Purchaser has requested.

Section 4.7    Brokers or Finders. Neither such Purchaser nor any of its Subsidiaries has employed any investment banker, broker, finder or intermediary in connection with the Transaction who might be entitled to any fee or any commission in connection with or upon consummation of the Transaction.

Section 4.8    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Sequoia Disclosure Schedules and MSIM Disclosure Schedules, as applicable) and those contained in the Tax Certifications, neither such Purchaser nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of such Purchaser or any of its Subsidiaries. Such Purchaser has conducted to its satisfaction its own independent investigation, verification, review and analysis of the business, operations, assets, Liabilities, results of operations, financial condition, technology and prospects of Voyager and of the Spinco Business, which investigation, verification, review and analysis was conducted by such Purchaser and its Affiliates and, to the extent such Purchaser deemed appropriate, by such Purchaser’s Representatives. Such Purchaser acknowledges that it and its Representatives have been provided adequate access to the personnel, properties, premises and records of Henry Schein for such purpose. In entering into this Agreement, such Purchaser acknowledges that it has relied solely upon the aforementioned investigation, verification, review and analysis and not on any factual representations, projections, forecasts, opinions or other statements of, or materials provided by, Henry Schein, Spinco or any of their respective Representatives or any other Persons (except the specific representations and warranties of Henry Schein and Spinco set forth in Article III). Each Purchaser agrees that no Purchaser nor the respective controlling Persons, officers, directors, partners, agents, or employees of a Purchaser shall be liable to any other Purchaser for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Shares.

Article V

COVENANTS

Section 5.1    Cooperation and Tax Matters. The Purchasers shall (and shall cause their assignees to) reasonably cooperate with each of Henry Schein and Spinco and provide each of Henry Schein and Spinco with such information as Henry Schein or Spinco, as applicable, may reasonably request in connection with: (x) Henry Schein, the Henry Schein Stockholders and Spinco qualifying for and maintaining Tax-Free Status; (y) Henry Schein obtaining the Spin-Off Tax Opinion, Merger Tax Opinion or other tax opinion relevant to the Distribution and/or the Merger, and, (z) if applicable, Henry Schein or Spinco or their Affiliates (as applicable) obtaining any private letter ruling from the IRS or responding to the requests of any Taxing Authority or participating in or defending any Tax Contest with any Taxing Authority in connection with any of the transactions contemplated by the Transaction Agreements; provided, however, that (i) no Purchaser shall be required to affirmatively take any actions or be precluded from taking any actions that would reasonably be expected to result in the Purchaser forfeiting its beneficial ownership of Shares acquired pursuant to this Agreement; and (ii) nothing in this Section 5.1 shall be construed as the Purchasers providing any tax covenants (other than those specifically set forth in this Section 5.1, Section 2.2(b)(i)(B) (relating to the delivery of the Tax Certifications) and Section 2.5 (“Tax Treatment”)), guarantees or other indemnification with respect to the intended qualification of the Transactions for Tax-Free Status, the Spin-Off Tax Opinion, the Merger Tax Opinion, or any private letter ruling from the IRS in connection with any of the transactions contemplated by the Transaction Agreements (except, for the avoidance of doubt, in the event of a Purchaser’s fraud or intentional or willful breach). Notwithstanding anything to the contrary contained in this Agreement, the Purchasers (on behalf of themselves, and their assignees) hereby (i) acknowledge, approve and agree to comply with, the Excess Share Provision and (ii) agree to not challenge its enforceability (in whole or in part) under applicable Law. Henry Schein or Spinco, as applicable, agree to reimburse the Purchasers for any out-of-pocket expense incurred by the Purchasers as a direct result of participating in a Tax Contest with a Taxing Authority at Henry Schein or Spinco’s request pursuant to this Section 5.1(z) (other than, for the avoidance of doubt, expenses incurred due to a violation of the Excess Share Provision by any Purchaser). Each Purchaser shall promptly deliver to Cleary Gottlieb the Tax Certifications so as to facilitate Cleary Gottlieb’s timely delivery of the Spin-Off Tax Opinion. The Purchasers acknowledge that each of Cleary Gottlieb and Ernst & Young LLP may, in rendering their certain U.S. federal income tax opinions to Henry Schein and Spinco in connection with the Distribution, rely on the representations, warranties and covenants given to Henry Schein and Spinco in this Section 5.1, Section 2.5, Section 4.1, Section 4.2, and Section 4.3 of this Agreement.

Section 5.2    Further Assurances. Subject to the terms and conditions of this Agreement, (a) each of Henry Schein and Spinco shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable Laws and regulations to consummate and make effective the Restructuring, the Distribution and the Merger, in each case as may be and to the extent required under the Merger Agreement or the Distribution Agreement (as applicable) and (b) each Party agrees to use its commercially reasonable efforts to take any other actions reasonably necessary and to consummate the Transaction in a manner consistent with applicable Law including providing information and using their reasonable best efforts to obtain all necessary exemptions, rulings, consents, authorizations, approvals and waivers to effect all necessary registrations and filings, as promptly as practicable. Notwithstanding the foregoing, subsection (b) of this Section 5.2 addresses those matters solely related to the Transaction and does not obligate any Party with respect to any Tax filings, private letter rulings or Tax opinions or other Tax matters contemplated by the Transaction Agreements or otherwise relevant to the Distribution and/or Merger.

Section 5.3    Exchange Listing. Henry Schein shall use reasonable best efforts to cause the Shares to be approved for listing on the Exchange, subject to official notice of issuance, prior to the Closing.

Section 5.4    Information Rights.

(a)    Henry Schein shall (i) as reasonably requested in writing by the Purchasers, update such Purchasers as promptly as practicable (and in any event no later than three (3) Business Days after receipt of such written request) in writing as to the status of the Restructuring, Distribution and Merger, including any material relevant information (whether positive or negative) with respect to the achievement of the closing conditions for each such transaction or series of transactions and (ii) upon receipt of or upon the giving of a notice pursuant to Section 6.14 of the Merger Agreement, promptly update the Purchasers in writing with respect to the contents thereof.

(b)    Henry Schein and its Subsidiaries shall ensure that the registration statement on Form S-1 and Form S-4 of Spinco to be filed with the SEC in connection with the Transactions (the “Registration Statement”), at the time it is declared effective by the SEC (i) will comply as to form, in all material respects, with the requirements of the Securities Act and (ii) will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.5    Registration of Shares.

(a)    Following the date of effectiveness of the Registration Statement, but prior to the Closing, Henry Schein shall cause Spinco to, and shall cause its counsel to: (i) apprise the staff of the SEC of Spinco’s intention to file a registration statement covering the sale of the Shares (the “Share Registration Statement”); (ii) request that the SEC consider a request for acceleration of effectiveness of the Share Registration Statement prior to February 12, 2019; and (iii) promptly apprise the Purchasers of any responses received by Spinco from the SEC regarding the matters indicated in clauses (i) and (ii) of this paragraph (a).

(b)    Henry Schein shall use its reasonable best efforts to cause Spinco to deliver in writing to each Purchaser an initial selling stockholder questionnaire containing the information required from such Purchaser to be included in the Share Registration Statement no later than twenty-two (22) Business Days prior to the Closing. Notwithstanding anything in this Section 5.5(b) to the contrary, the Purchasers shall be required to promptly respond to any requests for information from Spinco regarding the Share Registration Statement in accordance with Section 5.5(e).

(c)    No later than nine (9) Business Days prior to Closing (the “Share Registration Statement Delivery Date”), Henry Schein shall cause Spinco to deliver to the Purchasers a draft of the Share Registration Statement (which, for the avoidance of doubt, may exclude any information to be included therein to be provided by the Purchasers that has not been provided as of such date). During the period between the Share Registration Statement Delivery Date and the fifth (5th) Business Day prior to the Closing, the Purchasers shall be given an opportunity to provide comments (if any, and solely with respect to disclosure in the Share Registration Statement as it relates to the Purchasers) to Spinco on the draft Share Registration Statement, which comments shall be reasonably considered by Spinco.

(d)    Henry Schein shall cause Spinco to use reasonable best efforts to (i) procure (x) final drafts of any accountant or other consents required to be included in the Share Registration Statement no later than two (2) Business Days prior to Closing, (y) notice (including by way of email) from any accountant that will be filing an Exhibit 23 consent, that it expects to execute and deliver its consent immediately prior to the Share Registration filing, and (z) executed accountant or other consents required to be included in the Share Registration Statement immediately prior to the Share Registration Statement filing, and (ii) remit to the SEC the required filing fee with respect to the Registration Statement at Closing.

(e)    Each Purchaser hereby acknowledges and agrees (i) that the information provided by each Purchaser to Spinco for purposes of the Share Registration Statement will be used by Spinco in the preparation of the Share Registration Statement and (ii) to the inclusion of such information in the Share Registration Statement. The Purchasers shall promptly respond to any requests (x) for information regarding the Share Registration Statement (including the initial selling stockholder questionnaire and any follow-up or supplemental information requests) and shall provide to Spinco any information to be included in the Share Registration Statement promptly after a reasonable request from Spinco (and in the event of a timely request with respect to the initial selling stockholder questionnaire, at least two (2) Business Days prior to the Share Registration Statement Delivery Date) and (y) to review and comment on any draft of the Share Registration Statement.

Section 5.6    Public Announcements. Except as may be required by applicable Law, Order or by obligations pursuant to any listing agreement with any national securities exchange, in which case the Party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with, and accept reasonable comment from, the other Parties within a reasonable time before issuing any such press release or making any such public announcement, (a) Henry Schein and Purchasers shall consult with each other prior to making any press release or public announcement relating to the Transaction and shall not issue any such press release or make any such public announcement prior to such consultation and without the consent of the other Parties, which consent shall not be unreasonably withheld, delayed or conditioned, and (b) no Party shall use the names or trademarks of any Purchaser without such Purchaser’s express written consent. Nothing herein shall be deemed to prohibit (x) disclosure by any Purchaser of general information regarding this Agreement and/or the Transaction for fund reporting, marketing, fund raising or similar purposes to the extent the recipients of such information are bound by customary confidentiality obligations unless the Transaction has already been publicly announced, in which case no such confidentiality obligations shall apply in respect of such publicly announced information or (y) any Purchaser or a Purchaser Representative that is an investment fund, or any investment advisor, manager or general partner of any such fund, from reporting or disclosing to its partners, investors, potential investors or similar parties, or from fulfilling its obligations to report or disclose information about its investments in the Shares to the extent that such partners, investors, potential investors or similar parties are bound by customary confidentiality obligations unless the Transaction has already been publicly announced, in which case no such confidentiality obligations shall apply in respect of such publicly announced information.

Article VI

CONDITIONS OF THE TRANSACTION

Section 6.1    Conditions to the Obligations of Each Party. The respective obligations of each Party to consummate the Transaction are subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived, in whole or in part, by each Party to the extent permitted by applicable Law:

(a)    the satisfaction (or waiver by Henry Schein) on or prior to the Distribution Date of each of the conditions set forth in Section 3.1 of the Distribution Agreement;

(b)    the satisfaction (or waiver by (i) Henry Schein, in the case of the conditions set forth in Section 7.2 of the Merger Agreement, (ii) Voyager, in the case of the conditions set forth in Section 7.3 of the Merger Agreement, or (iii) each party to the Merger Agreement, in the case of the conditions set forth in Section 7.1 of the Merger Agreement) on or prior to the Distribution Date (other than those conditions that, by their nature, are to be satisfied contemporaneously with the Closing, but subject to the satisfaction (or waiver by (x) Henry Schein, in the case of the conditions set forth in Section 7.2 of the Merger Agreement, (y) Voyager, in the case of the conditions set forth in Section 7.3 of the Merger Agreement, or (z) each party to the Merger Agreement, in the case of the conditions set forth in Section 7.1 of the Merger Agreement) of such conditions at the Closing) of each of the conditions set forth in Sections 7.1, 7.2 and 7.3 of the Merger Agreement; and

(c)    no Order issued by any Governmental Authority of competent jurisdiction or other legal impediment preventing or making illegal the consummation of the Transaction shall be in effect.

Section 6.2    Additional Conditions to the Obligations of Henry Schein and Spinco. The obligations of Henry Schein and Spinco to consummate the Transaction are subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived, in whole or in part, by Henry Schein or Spinco to the extent permitted by applicable Law:

(a)    (i) the representations and warranties of each Purchaser contained in this Agreement (other than Section 4.2 (Authorization and Validity of Agreement), Section 4.6 (Investment Purpose) and Section 4.7 (Brokers or Finders)) (disregarding all materiality or Purchaser Material Adverse Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect; (ii) the representations and warranties set forth in Section 4.2 (Authorization and Validity of Agreement), Section 4.6 (Investment Purpose) and Section 4.7 (Brokers or Finders) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) each Purchaser shall have, in all material respects, performed and complied with its covenants and agreements contained in this Agreement required to be performed or complied with at or prior to the Closing;

(b)    each Purchaser shall have delivered to Henry Schein a certificate, dated as of the Closing Date, of an executive officer of such Purchaser (on such Purchaser’s behalf and without any personal liability) certifying the satisfaction by such Purchaser of the conditions set forth in Section 6.2(a) hereof;

(c)    each Purchaser shall have delivered to Henry Schein a Tax Certification;

(d)    Henry Schein Stockholders shall own 51.01% or more of Spinco Common Stock (after giving effect to the Merger, and as measured for purposes of Section 355(e) of the Code) on or after the Effective Time;

(e)    the sale of the Shares shall not otherwise cause a Tax-Free Transaction Failure; and

(f)    Henry Schein shall have received an opinion from Delaware counsel in form and substance reasonably satisfactory to it as to the enforceability of the Excess Share Provision under the Laws of the State of Delaware.

Section 6.3    Additional Conditions to the Obligations of Purchasers. The obligations of each Purchaser to consummate the Transaction are subject to the satisfaction as of the Closing of the following conditions, any or all of which may be waived, in whole or in part, by such Purchaser to the extent permitted by applicable Law:

(a)    (i) the representations and warranties of Henry Schein or Spinco in this Agreement (other than Section 3.1(c), Section 3.2 (Authorization and Validity of Agreement), Section 3.4 (Capitalization), Section 3.5 (Status of New Spinco Common Stock), Section 3.10 (Brokers or Finders), Section 3.11 (Representations in Article IV of the Merger Agreement) and Section 3.12 (Representations in Article V of the Merger Agreement)) (disregarding all materiality or Henry Schein Material Adverse

Effect qualifications or exceptions) shall be true and correct in all respects, in each case as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date), except where the failure to be true and correct has not had or would not, individually or in the aggregate, reasonably be expected to have a Henry Schein Material Adverse Effect; (ii) the representations and warranties set forth in Section 3.1(c), Section 3.2 (Authorization and Validity of Agreement), Section 3.4 (Capitalization), Section 3.5 (Status of New Spinco Common Stock), and Section 3.10 (Brokers or Finders) hereof shall be true and correct in all respects as of the date of this Agreement and as of the Closing as if made as of the Closing (except to the extent such representations and warranties address matters as of a particular date, which shall be true and correct as of the specified date); and (iii) Henry Schein and Spinco shall have, in all material respects, performed and complied with their respective covenants and agreements contained in this Agreement required to be performed or complied with at or prior to the Closing;

(b)    Henry Schein shall have delivered to such Purchaser a certificate, dated as of the Closing Date, of an executive officer of Henry Schein (on Henry Schein’s behalf and without any personal liability) certifying the satisfaction by Henry Schein and Spinco of the conditions applicable to it set forth in Section 6.3(a) hereof;

(c)    the satisfaction of the conditions set forth in Section 7.2(a) and Section 7.3(a) of the Merger Agreement;

(d)    delivery of the Share Registration Statement in substantially final form (subject to any information to be included therein to be provided by the Purchasers that has been timely requested pursuant to Section 5.5(b) but not provided by Purchasers prior to the Closing in accordance with this Agreement);

(e)    proof that the payment of the filing fee for the Share Registration Statement has been sent to the SEC (which proof may be, at the election of Henry Schein and Spinco, the applicable wire transfer notice); and

(f)    the portion of the Shares to be acquired by such Purchaser pursuant to Section 2.1 has been approved for listing on the Exchange, subject to official notice of issuance.

Section 6.4    Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Transaction or terminating this Agreement and abandoning the Transaction, on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such Party’s material breach of any provision of this Agreement.

Article VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1    Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Closing:

(a)    by the mutual written consent of Henry Schein, on the one hand, and each Purchaser, on the other hand;

(b)    by any of Henry Schein, any Sequoia Purchaser or any MSIM Purchaser if the Merger Agreement is terminated in accordance with its terms;

(c)    by any of Henry Schein, Spinco, any Sequoia Purchaser or any MSIM Purchaser if the Closing shall not have occurred on or before March 31, 2019 (the “Termination Date”), unless the failure of the Closing to have occurred by the Termination Date shall be due to the failure of the Party seeking to terminate this Agreement pursuant to this Section 7.1(c) to perform or otherwise comply with in all material respects the covenants and agreements of such Party set forth herein;

(d)    by any Purchaser with respect to such Purchaser (so long as, at the time of termination, such Purchaser is not in breach of any covenant, representation or warranty or other agreement contained herein, which breach would cause the Closing conditions of Henry Schein and Spinco not to be satisfied if the Closing were to occur at the time of termination), if there has been a breach by Henry Schein or Spinco of any of its representations, warranties, covenants or agreements contained in this Agreement such that Section 6.3(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within thirty (30) Business Days following receipt by Henry Schein or Spinco, as applicable, of notice of such breach;

(e)    by each Sequoia Purchaser and each MSIM Purchaser (so long as, at the time of termination, no Purchaser is in breach of any covenant, representation or warranty or other agreement contained herein, which breach would cause the Closing conditions of Henry Schein and Spinco not to be satisfied if the Closing were to occur at the time of termination), if there has been a breach by Henry Schein or Spinco of any of its representations, warranties, covenants or agreements contained in this Agreement such that Section 6.3(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within thirty (30) Business Days following receipt by Henry Schein or Spinco, as applicable, of notice of such breach;

(f)    by Henry Schein (so long as, at the time of termination, Henry Schein or Spinco, as applicable, is not in breach of any covenant, representation or warranty or other agreement contained herein which breach would cause the Closing conditions of the Purchasers not to be satisfied if the Closing were to occur at the time of termination), if there has been a breach by any Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement such that Section 6.2(a) hereof would be incapable of being satisfied, and such breach or condition has not been cured within thirty (30) Business Days following receipt by such Purchaser of notice of such breach;

(g)    by any of Henry Schein or any Purchaser if any Law or Order by any Governmental Authority preventing or prohibiting consummation of the Transaction shall have become final and non-appealable.

The Party desiring to terminate this Agreement pursuant to this Section 7.1 will give written notice of such termination to the other Parties, specifying the provision pursuant to which such termination is effected.

Section 7.2    Effect of Termination. If this Agreement is terminated by Henry Schein or a Purchaser pursuant to Section 7.1 hereof, then this Agreement shall become void and have no effect with no Liability on the part of the Parties, except to the extent that such termination results from the fraud or willful misconduct by a Party of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of the Confidentiality Agreements, this Section 7.2, Section 7.3 and Article X shall remain in full force and effect and shall survive any termination of this Agreement. If a Purchaser terminates this Agreement only with respect to such Purchaser pursuant to Section 7.1(d) hereof, then this Agreement shall become void and have no effect with no Liability on the part of such Purchaser and, solely with respect to such Purchaser, the other Parties hereto, except to the extent that such termination results from the fraud or willful misconduct by a Party of any of its covenants or agreements set forth in this Agreement; provided, however, that the provisions of the Confidentiality Agreements, this Section 7.2, Section 7.3, Article IX and Article X shall remain in full force and effect and shall survive any termination of this Agreement.

Section 7.3    Fees and Expenses. All fees and expenses incurred in connection with the Transaction shall be paid by the Party incurring such fees or expenses.

Article VIII

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.1    Non-Survival of Representations and Warranties; Survival of Certain Covenants. None of the representations, warranties, covenants or agreements in this Agreement or in the certificates delivered pursuant to Section 6.2(b), Section 6.2(c) and Section 6.3(b) of this Agreement will survive the Closing or termination of this Agreement; provided, however, that in the event of fraud or intentional or willful breach by a Purchaser of a representation or warranty contained in the Tax Certifications, such representation or warranty shall survive the Closing or the termination of this Agreement (as applicable); provided, further, that the covenants and agreements contained in Section 2.3, Article V, Article VII, and this Article VIII (and any related definitions) that by their terms apply or are to be performed in whole or in part after the Closing shall survive the Closing with respect to the portion of such covenant to be performed after the Closing.

Article IX

INDEMNIFICATION

Section 9.1    Indemnification by Henry Schein . From and after the Closing, subject to the other terms and conditions of this Article IX, Henry Schein shall indemnify each Purchaser and their respective Affiliates and Representatives (collectively, the “Purchaser Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Purchaser Indemnitees based upon, arising out of, with respect to or by reason of any third party claim against Henry Schein or Spinco in connection with the Separation, Distribution, Merger, Transaction or any action taken in connection with all or any of the foregoing.

Section 9.2    Indemnification Procedures. The party making a claim under this Article IX is referred to as the “Indemnified Party,” and the party against whom such claims are asserted under this Article IX is referred to as the “Indemnifying Party.”

Section 9.3    Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party to this Agreement or an Affiliate of a Party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement pursuant to Section 9.1, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations pursuant to Section 9.1, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount of the Loss that has been or may be sustained by the Indemnified Party and shall provide with reasonable specificity the basis on which the Indemnified Party believes it is entitled to indemnification under Section 9.1. The Indemnifying Party shall have the right to participate, or by giving written notice to the Indemnified Party within thirty (30) days after the Indemnifying Party’s receipt of the notice from the Indemnified Party of such Third-Party Claim, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal, or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable and documented fees and expenses of counsel to the Indemnified Party (but not more than one (1) separate firm of attorneys reasonably satisfactory to the Indemnifying Party). If the Indemnifying Party elects not to compromise or defend such Third Party Claim or fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 9.4 below, pay, compromise, defend such Third Party Claim and seek indemnification subject to the terms and conditions and limitations of this Article IX for any and all Losses for which it is entitled to indemnification based upon, arising from or relating to such Third Party Claim. Henry Schein, Spinco (on the request of Henry Schein and at Henry Schein’s expense), and each Purchaser shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual and documented out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

Section 9.4    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the applicable Indemnified Party, unless a firm offer is made to settle a Third Party Claim and such settlement (i) provides for the unconditional release of such Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and (ii) does not require such Indemnified Party to make any payment that is not fully indemnified by the Indemnifying Party under this Agreement or to be subject to any non-monetary remedy. If the Indemnified Party has assumed the defense pursuant to Section 9.3 above, it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

Section 9.5    Treatment of Other Losses. If any Indemnified Party suffers a Loss which the Indemnifying Party is obligated to provide indemnification for pursuant to Section 9.1 of this Agreement that is unrelated to a Third Party Claim directly against such Indemnified Party, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations pursuant to Section 9.1, except and only to the extent that the Indemnifying Party forfeits rights or defenses or is otherwise prejudiced by reason of such failure. Such notice by the Indemnified Party shall describe the Loss in reasonable detail, shall include a description of all material written evidence thereof and shall indicate the initial estimated amount thereof.

Section 9.6    Payments. If a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable to a Purchaser Indemnitee pursuant to this Article IX, the Indemnifying Party shall satisfy its payment obligations with respect to any such Loss within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds to an account of the applicable Purchaser Indemnitee designated in writing by such Purchaser Indemnitee within five (5) Business Days following the date of such final, non-appealable adjudication.

Section 9.7    Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 9.8    No Indemnity for Tax Matters. For the avoidance of doubt, this Article IX shall not apply with respect to any Losses based upon, arising out of, or otherwise directly or indirectly relating to, (i) Taxes, (ii) any claim brought by any Taxing Authority, or (iii) a failure of any of the transactions contemplated by the Transaction Agreements (including the Distribution) to qualify for Tax-Free Status, and in no event shall the Purchaser Indemnitees be entitled to an indemnity therefor. For the avoidance of doubt, this Section 9.8 shall not be interpreted so as to eliminate the right of the Purchasers under Section 5.1 to be reimbursed for certain expenses related to Tax Contests (to the extent set forth in Section 5.1), and any such claim for reimbursement shall be brought under (and governed by) Section 5.1 and not this Article IX.

Article X

GENERAL PROVISIONS

Section 10.1    Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided, that confirmation of delivery is received, (iii) upon machine-generated acknowledgment of receipt after transmittal by facsimile, (iv) upon written confirmation of receipt after transmittal by electronic mail, or (v) five (5) days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the Parties at the following addresses (or at such address for a Party as will be specified by like notice):

(a)	if to Henry Schein, to:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

Email: walter.siegel@henryschein.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:	Paul J. Shim
Kimberly R. Spoerri
Facsimile No.:	(212) 225-3999
Email:	pshim@cgsh.com
kspoerri@cgsh.com

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:	Steven L. Kirshenbaum
Michael E. Ellis
Facsimile No.:	(212) 969-2900
Email:	skirshenbaum@proskauer.com
mellis@proskauer.com

(b)	if to Spinco, prior to the Effective Time, to:

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

Email: walter.siegel@henryschein.com

with a copy to:

Henry Schein, Inc.

135 Duryea Road - Mail Stop E-365

Melville, New York 11747

Attention: General Counsel

Facsimile No.: (631) 843-5660

Email: walter.siegel@henryschein.com

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention:	Paul J. Shim
Kimberly R. Spoerri
Facsimile No.:	(212) 225-3999
Email:	pshim@cgsh.com
kspoerri@cgsh.com

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, New York 10036

Attention:	Steven L. Kirshenbaum
Michael E. Ellis

Facsimile No.: (212) 969-2900

Email:	skirshenbaum@proskauer.com
mellis@proskauer.com

(c)	if to Spinco, following the Effective Time, to:

HS Spinco, Inc.

7 Custom House Street, Suite 2

Portland, ME 04101

Attention:	General Counsel
Email:	voyagerlegal@vetsfirstchoice.com

with a copy to:

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, MA 02110-1726

Attention: Mark Stein

Facsimile No.: 617-341-7701

Email: mark.stein@morganlewis.com

(d)	if to a MSIM Purchaser, to:

Morgan Stanley Investment Management Inc.

522 Fifth Avenue

New York, New York 10036

Attention: Jason Yeung

Telephone: 212-296-0554

Email: Jason.yeung@morganstanley.com

Facsimile: 212-507-3590

with a copy to:

Morgan Stanley Investment Management Inc.

522 Fifth Avenue

New York, New York 10036

Attention: Stefanie Chang Yu, General Counsel

Telephone: 212-296-6970

Email: Stefanie.ChangYu@morganstanley.com

Facsimile: 212-507-5808

(e)	if to a Sequoia Purchaser, to:

Sequoia Heritage

2800 Sand Hill Road

Suite 101

Menlo Park, CA 94025

Attention: Kelly Cheng

Telephone: 650-397-9070

Email: portfolio@sequoiaheritage.com

Facsimile: 650-397-9468

with a copy to:

Duane Morris LLP

111 South Calvert Street, Suite 2000

Baltimore, MD 21202-6114

Attention: Keli Whitlock

Facsimile No.: 410-949-2952

Email: KWhitlock@duanemorris.com

Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 10.2    Counterparts; Delivery by Electronic Transmission. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 10.3    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Henry Schein, Spinco, the Purchasers and their respective successors and permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

Section 10.4    Entire Agreement. This Agreement, the Henry Schein Disclosure Schedules, the Sequoia Disclosure Schedules and the MSIM Disclosure Schedules hereto, the Confidentiality Agreements and the other documents referred to herein and therein shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

Section 10.5    Assignment. Neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the Parties (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any purported assignment without such consent shall be null and void; provided, however, that upon prior written notice to Henry Schein any MSIM Purchaser may assign its rights and obligations hereunder to another mutual fund, pension fund, pooled investment vehicle, separate account or other investor advised by MSIM; provided, further, that no such assignment shall relieve any party of its obligations under this Agreement.

Section 10.6    Governing Law; WAIVER OF JURY TRIAL.

(a)    This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement (and all Schedules hereto) shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement (and all Schedules hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b)    AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTION CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS

AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTION CONTEMPLATED HEREBY SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

Section 10.7    Jurisdiction; Service of Process. ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES AND CONSENTS TO PERSONAL JURISDICTION, SERVICE OF PROCESS AND VENUE IN THE AFORESAID COURTS AND WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 10.7, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 10.1 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.8    Severability. If any provision of this Agreement or the application of any such provision to any Person or circumstance shall be declared judicially to be invalid, unenforceable or void, such decision shall not have the effect of invalidating or voiding the remainder of this Agreement, it being the intent and agreement of the Parties that this Agreement shall be deemed amended by modifying such provision to the extent necessary to render it valid, legal and enforceable to the maximum extent permitted while preserving its intent or, if such modification is not possible, by substituting therefor another provision that is valid, legal and enforceable and that achieves the original intent of the Parties.

Section 10.9    Headings. The headings and captions of the Articles and Sections used in this Agreement and the table of contents to this Agreement are for reference and convenience purposes of the Parties only, and will be given no substantive or interpretive effect whatsoever.

Section 10.10    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 10.11    Extension; Waiver. At any time prior to the Closing, the Parties may (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of the first sentence of Section 10.1, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by applicable Law.

Section 10.12    Interpretation.

(a)    When a reference is made in this Agreement to an Article, Section, Schedule or Exhibit, such reference shall be to an Article, Section, Schedule or Exhibit of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes, and including all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. Unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to December 25, 2018 regardless of any amendment or restatement hereof. The use of the phrase “ordinary course of business” or other derivations thereof shall mean “ordinary course of business consistent with past practice.” Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive. Wherever and whenever in this Agreement there is a consent right of a Party or a reference to the “satisfaction” or “sole discretion” of a Party, such Party shall be entitled to consider solely its own interests (and not the interests of any other Person) or, at its sole election, any such other interests and factors as such Party desires. The Parties have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

(b)    Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific fact or item in the Henry Schein Disclosure Schedules, the Sequoia Disclosure Schedules or the MSIM Disclosure Schedules is intended or will be deemed to imply that such amount, or higher or lower amounts, or the fact or item so included or other facts or items, are or are not material. Unless this Agreement specifically provides otherwise, neither the specification of any fact, item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific fact, item or matter in the Henry Schein Disclosure Schedules, the Sequoia Disclosure Schedules or the MSIM Disclosure Schedules is intended or will be deemed to imply that such fact, item or matter, or other facts, items or matters, are or are not in the ordinary course of business. The inclusion of any fact or item in the Henry Schein Disclosure Schedules, the Sequoia Disclosure Schedules or the MSIM Disclosure Schedules shall not constitute, or be deemed to be, an admission by any Party to any third party of any fact, item or matter whatsoever (including any violation, noncompliance with, or Liability or obligation under, applicable Law, other requirement or breach of Contract). Certain facts, items and matters disclosed in the Henry Schein Disclosure Schedules, the Sequoia Disclosure Schedules and the MSIM Disclosure Schedules have been disclosed for informational purposes only. No general disclosure in any particular Section in the Henry Schein Disclosure Schedules, the Sequoia Disclosure Schedules or the MSIM Disclosure Schedules shall be limited by any more specific disclosure in either that particular Section or any other Section of the Henry Schein Disclosure Schedules, the Sequoia Disclosure Schedules or the MSIM Disclosure Schedules, respectively, unless a contrary intention is expressly stated.

Section 10.13    Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 10.14    Damages Waiver. No Party shall be liable to another Party or any of its Affiliates for any exemplary damages or punitive damages, or any other damages to the extent not reasonably foreseeable, arising out of or in connection with this Agreement.

Section 10.15    Reference to Time. All references in this Agreement to times of the day shall be to New York City time.

Section 10.16    No Representations or Warranties.

(a)    EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN, HENRY SCHEIN AND SPINCO ACKNOWLEDGE THAT ALL REPRESENTATIONS OR WARRANTIES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE IV, THAT PURCHASERS GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT HENRY SCHEIN AND SPINCO HAVE NOT RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

(b)    EXCEPT TO THE EXTENT OTHERWISE PROVIDED FOR HEREIN, EACH OF THE PURCHASERS ACKNOWLEDGES THAT ALL REPRESENTATIONS OR WARRANTIES, OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III, THAT HENRY SCHEIN OR SPINCO GAVE OR MIGHT HAVE GIVEN, OR WHICH MIGHT BE PROVIDED OR IMPLIED BY APPLICABLE LAW OR COMMERCIAL PRACTICE, ARE HEREBY EXPRESSLY EXCLUDED, AND THAT NONE OF THE PURCHASERS HAS RELIED ON ANY SUCH REPRESENTATION OR WARRANTY. NOTHING IN THIS PARAGRAPH SHALL OPERATE TO LIMIT A CLAIM FOR FRAUD.

[SIGNATURE PAGES FOLLOW]

In WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

HENRY SCHEIN, INC.

By:	/s/ Walter Siegel
Name: Walter Siegel
Title: Senior Vice President and General Counsel

HS SPINCO, INC.

By:	/s/ Steven Paladino
Name Steven Paladino
Title: President, Treasurer and Chief Financial Officer

[Signature page to MSIM-Sequoia Stock Purchase Agreement]

PURCHASER:

MORGAN STANLEY INVESTMENT FUNDS - US GROWTH FUND

By: Morgan Stanley Investment Management Inc., as Sub-adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

MASTER TRUST FOR DEFINED CONTRIBUTION PLANS OF AMERICAN AIRLINES, INC., US AIRWAYS, INC., AND AFFILIATES

By: Morgan Stanley Investment Management Inc., as Investment Manager

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

GROWTH TRUST

By: Morgan Stanley Investment Management Inc., as Adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

LAWRENCIUM ATOLL INVESTMENTS LIMITED

By: Morgan Stanley Investment Management Inc., as Investment Manager

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

BRIGHTHOUSE FUNDS TRUST I - MORGAN
STANLEY MID CAP GROWTH PORTFOLIO

By: Morgan Stanley Investment Management Inc., as Sub-adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

MORGAN STANLEY INVESTMENT MANAGEMENT SMALL COMPANY GROWTH TRUST

By: Morgan Stanley Investment Management Inc., as Adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

MORGAN STANLEY INSTITUTIONAL FUND, INC. - GROWTH PORTFOLIO

By: Morgan Stanley Investment Management Inc., as Adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

MORGAN STANLEY VARIABLE INSURANCE FUND, INC. - GROWTH PORTFOLIO

By: Morgan Stanley Investment Management Inc., as Adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

MORGAN STANLEY VARIABLE INSURANCE FUND, INC. - MID CAP GROWTH PORTFOLIO

By: Morgan Stanley Investment Management Inc., as Adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

MORGAN STANLEY INSTITUTIONAL FUND TRUST - MID CAP GROWTH PORTFOLIO

By: Morgan Stanley Investment Management Inc., as Adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

MORGAN STANLEY MULTI CAP GROWTH TRUST

By: Morgan Stanley Investment Management Inc., as Adviser

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

PURCHASER:

JOHNSON & JOHNSON PENSION AND SAVINGS PLANS MASTER TRUST

By: Morgan Stanley Investment Management Inc., as Manager

By:	/s/ Jason Yeung
Name:	Jason Yeung
Title:	Managing Director

SCHF (M) PV, L.P.

By: SCHF (GPE), LLC
Its General Partner

By:	/s/ Keith Johnson
Name:	Keith Johnson
Title:	Managing Member

Signature Page to Stock Subscription and Purchase Agreement

SCHF CIF, L.P. / CIF 2018 – A Series

By: SCHF (GPE), LLC
Its General Partner

By:	/s/ Keith Johnson
Name:	Keith Johnson
Title:	Managing Member

Signature Page to Stock Subscription and Purchase Agreement